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                                      EXHIBIT 11
                                    SUNAMERICA INC.
                    STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 For the three months ended December 31, 1996 and 1995
                       (In thousands, except per-share amounts)

                                                              1996              1995
                                                        ----------        ----------
Average number of common and common stock
  equivalent shares outstanding during
  the period:
    Common Stock issued and outstanding at
      beginning of period                                  119,452           108,830
    Average number of common shares issued
      upon exercise of employee stock options
      or under other employee stock plans                      143               158
    Average number of common stock equivalent
      shares arising from outstanding employee
      stock options                                          3,580             3,828
    Average number of common stock equivalent
      units arising from other employee stock
      plans                                                    687               450
    Average number of shares issuable upon
      conversion of convertible preferred stock:
        Series D Mandatory Conversion
          Premium Dividend Preferred Stock                      --            10,226
        Series E Mandatory Conversion
          Premium Dividend Preferred Stock                  10,129             8,000
    Average number of common stock equivalent
      shares arising from outstanding Premium
      Equity Redemption Cumulative Security Units              946                --
                                                        ----------        ----------
  Average number of common and common stock
    equivalent shares outstanding during
    the period                                             134,937           131,492
                                                        ==========        ==========
Earnings applicable to common stock:
  Net income                                            $   80,368        $   64,786
  Less preferred dividend requirements other
    than those related to convertible issues:
      9-1/4% Preferred Stock, Series B                      (2,031)           (2,031)
      SunAmerica Adjusted Rate Cumulative
        Preferred Stock, Series C                              (28)             (852)
                                                        ----------        ----------
  Net earnings applicable to common stock               $   78,309        $   61,903
                                                        ==========        ==========
  Net earnings per common and common
    equivalent share                                    $     0.58        $     0.47
                                                        ==========        ==========

Note:   Share amounts for the three months ended December 31, 1995 have been adjusted to reflect a two-for-one stock split paid in form of a stock dividend on
        August 30, 1996 to holders of record on August 21, 1996.
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